EXHIBIT 99.1

1606 Corp. Unveils New AI Vertical: IR Chat, a bot for Public Companies and Investors

Seattle, WA - April 30, 2024 - 1606 Corp. (OTC Pink: CBDW) (the “Company,” “1606,” or “CBDW”), a pioneering company in the field of AI chatbot technology, announces what it believes is a monumental milestone in the realm of investor relations as it unveils its groundbreaking IR Chat solution tailored specifically for public companies and investors. The debut of this cutting-edge platform at the Planet Microcap show in Las Vegas (from April 30th to May 2nd) signifies a quantum leap forward in enhancing communication and engagement within the financial landscape. Go to cbdw.ai now to experience the IR Chatbot for yourself.

Transforming Investor Relations Through AI

The IR Chat platform by 1606 is meticulously crafted to revolutionize the dynamics between public companies and their stakeholders. Leveraging advanced AI chat technology, this solution offers real-time, personalized, and seamless communication channels that transcend traditional boundaries. 1606 built this proprietary AI bot using Microsoft’s Azure and Copilot, as well as integrating Chat GPT. The technology behind this IR Chatbot is fully owned by 1606 Corp.

1606’s unique sales strategy

Our focus is not just on expanding our technology but also on securing strategic partnerships across industries. We aim to integrate our conversational AI solutions with major independent sales organizations (ISOs), enhancing our market reach and operational efficiency. This strategy positions CBDW as a crucial player in a market poised for significant growth, reflecting our commitment to our investors and partners alike. The Company has fielded significant interest already from independent sales organizations in the public sector as well public companies. Relationships have been established with ISO’s allowing access to the tens of thousands of publicly-traded companies, providing what we believe is a massive opportunity.

Key Features Redefining Investor Communications

1. Instant Access to Vital Documents: Shareholders and investors gain immediate access to crucial documents such as 8K filings, press releases, annual reports, investor presentations, quarterly reports, and comprehensive company information through an intuitive chat interface.

2. Effortless Onboarding: Utilizing a company’s website and publicly available stock data, 1606 Corp crafts a bespoke Chatbot tailored to each company, ensuring a smooth and efficient onboarding process.

3. Email Capture Capabilities: The chatbot seamlessly captures emails through the bot, fostering stronger connections with interested investors and existing shareholders, thereby amplifying engagement.

4. Real-Time Engagement: Facilitating real-time interactions, the AI bot fosters controlled instant communication, transparency, and unparalleled responsiveness.

5. Personalized Interaction: Tailored conversations based on investor interests ensure meaningful engagement, bolstering investor understanding and trust.

6. Efficient Information Dissemination: Companies can efficiently share important updates, financial reports, and announcements through chat channels, ensuring timely and accurate information flow to stakeholders.

7. Robust Analytics and Insights: Powerful analytical tools offer invaluable insights into investor sentiment, preferences, and engagement metrics, empowering data-driven decision-making.

Embracing a New Era in Investor Communications

Commenting on the launch, Greg Lambrecht, CEO of 1606 Corp., expressed unwavering enthusiasm about the potential of IR Chat to transform investor relations. “Our Chat IR solution heralds a new era in investor communications, offering a dynamic and interactive platform for public companies to engage with their shareholders and potential investors effectively,” said Lambrecht. “We believe this innovative technology will drive greater transparency, trust, and engagement within the investor community.”

Join Us at the Planet Microcap Show

The Bot is now live on cbdw.ai for anyone to test. Visit booth 45 at the Planet Microcap show from April 30th to May 2nd in Las Vegas for a live demonstration and a chance to win a free year of IR Chat.

About 1606 Corp.

1606 Corp. stands at the forefront of technological innovation, particularly in AI Chatbots . Our mission is to revolutionize customer service, addressing the most significant challenges faced by consumers in the digital marketplace. We are dedicated to transforming the IR industry through cutting-edge AI centric solutions, ensuring a seamless and efficient customer experience.

As a visionary enterprise, 1606 Corp. equips businesses with the advanced tools they need to excel in the competitive digital landscape. Our commitment to innovation and quality positions us as a leader in the field, driving the industry forward and setting new benchmarks for success and customer satisfaction.

Industry Information

The global artificial intelligence market has seen remarkable growth, valued at $428 billion in 2022 and projected to reach $2.25 trillion by 2030. With a compound annual growth rate (CAGR) ranging from 33.2% to 38.1%, AI’s global impact is undeniable, with as many as 97 million individuals expected to work in the AI sector by 2025, according to fortunebusinessinsights.com

Forward-Looking Statements

This press release includes statements that may be deemed to be “forward-looking statements” under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Specific forward-looking statements in this press release include, among others, statements regarding the expected trading of our shares on The Nasdaq Capital Market, the expected closing of the offering, and the intended use of the net proceeds of the offering. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially and adversely from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in the prospectus included in the Registration Statement and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and 1606 Corp. does not undertake any duty to update any forward-looking statements except as may be required by law. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

For inquiries, please contact:

Greg Lambrecht

CEO, 1606 Corp.

Email: greg@1606corp.com

Website: cbdw.ai

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